Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GAIN THERAPEUTICS, INC.

A Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Gain Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Gain Therapeutics, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware June 26, 2020 (as further amended and restated, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation is hereby amended to increase the authorized shares of the Corporation’s common stock, par value $0.0001 per share, by deleting Paragraph A of Article FOURTH, and replacing such paragraph with the following:

“Authorized Capital Stock.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000 shares of stock, consisting of (i) 100,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”)  The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation.”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 24th day of June, 2025.

GAIN THERAPEUTICS, INC.

By:	/s/ Gene Mack
Name:	Gene Mack
Title:	Chief Executive Officer